ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) dated July 20, 2006 by and among Israel Technology Acquisition Corp., a Delaware corporation (“Parent”), Gideon Barak, as the Representative, being the representative of the former stockholders of IXI Mobile, Inc. (the “Company”), a Delaware Corporation (the “Representative”) and Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”).

RECITALS

A. The Company, Parent and ITAC Acquisition Subsidiary Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are the parties to an Agreement and Plan of Merger dated as of February 28, 2006 (the "Merger Agreement") pursuant to which Merger Sub has merged with and into the Company so that the Company has become a wholly-owned subsidiary of Parent. Capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

B. Pursuant to Article II of the Merger Agreement, the Holders are entitled to Additional Shares if certain revenue or profit targets are met by the Parent and/or certain share price targets for shares of Parent Common Stock are met, as prescribed in Article II of the Merger Agreement, subject to the terms and conditions contained therein. The parties desire to establish an escrow fund as security for the obligations of the Parent to issue Additional Shares that the Holders may become entitled to receive pursuant to Article II of the Merger Agreement, such fund to include a separate account for Additional Escrowed Shares that may become distributable only upon the exercise of Company Derivative Securities.

C. Pursuant to Article VIII of the Merger Agreement, Parent is to be indemnified for Losses, subject to certain terms and conditions as provided in the Merger Agreement. The parties desire to establish an escrow fund as security in order to satisfy any indemnification obligations under Article VIII of the Merger Agreement.

D. The Representative has been designated pursuant to the Merger Agreement to represent all of the Holders and act on their behalf for purposes of this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Escrow Fund.

(a) Concurrently with the execution hereof, the Escrow Agent, in its capacity as Exchange Agent pursuant to the Merger Agreement, has established an escrow fund consisting of three separate escrow accounts representing (i) the Holdback Escrowed Shares (ii) the Additional Escrowed Shares and (iii) the Derivative Escrowed Shares (individually the “Holdback Escrowed Shares Fund”, “Additional Escrowed Shares Fund” and “Derivative Escrowed Shares Fund”, and collectively the “Escrow Fund”). The Escrow Agent shall maintain separate accounts for each Holder's and each Derivative Holder’s portion of each of the three (3) separate escrow accounts comprising the Escrow Fund.

(b) The Parent has withheld ten percent (10%) of the Closing Shares issuable to the Holders pursuant to the Merger Agreement, pro rata in accordance with the number of Closing Shares issuable to each Holder, which represents the Holdback Escrowed Shares Fund and shall be deposited with the Escrow Agent at the Effective Time.

(c) In accordance with Section 2.13(b) of the Merger Agreement the Parent shall deposit with the Escrow Agent into the Holdback Escrowed Shares Fund ten percent (10%) of that number of shares of Parent Common Stock issuable (if any) to holders of Employee Options pursuant to Section 2.13(a)(i) of the Merger Agreement, pro rata in accordance with the number of shares of Parent Common Stock issuable to each such holder of Employee Options.

(d) In accordance with Section 2.18(b) of the Merger Agreement the Parent shall deposit with the Escrow Agent into the Holdback Escrowed Shares Fund ten percent (10%) of that number of Parent Common Stock issuable (if any) to holders of Company Warrants pursuant to Section 2.18(a)(i) of the Merger Agreement, pro rata in accordance with the number of shares of Parent Common Stock issuable to each such holder of Company Warrants.

(e) Promptly after the Effective Time and in no event more than three (3) Business Days thereafter Parent shall deposit and the Escrow Agent shall hold in the Additional Escrowed Shares Fund certificates representing 10,000,000 shares of Parent Common Stock, pro rata in accordance with the number of Additional Shares issuable (if any) to each Holder.

(f) On the instruction of Parent, the Escrow Agent shall transfer from the Additional Escrowed Shares Fund to the Derivative Escrowed Shares Fund any Additional Escrowed Shares that become Derivative Escrowed Shares.

(g) The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof. It shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent. Its duties hereunder shall cease upon its distribution of the entire Escrow Fund in accordance with this Agreement.

(h) Except as herein provided, the Holders shall retain all of their rights as stockholders of Parent during the period the Holdback Escrowed Shares are held by the Escrow Agent (the “Holdback Escrow Period”), including, without limitation, the right to vote their Parent Common Stock Shares included in the Holdback Escrowed Shares Fund.

(i) During the Holdback Escrow Period, all dividends payable in cash with respect to the shares of Parent Common Stock included in the Holdback Escrowed Shares Fund shall be paid to the Holders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Holdback Escrowed Shares Fund” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

(j) During the Holdback Escrow Period, no sale, transfer or other disposition may be made of any or all of the shares of Parent Common Stock in the Holdback Escrow Fund except (i) by gift to a member of a Holder's immediate family or to a trust, the beneficiary of which is a Holder or a member of a Holder's immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Holder, (iii) pursuant to a qualified domestic relations order or (iv) if the Holder is not a natural person to an “affiliate” of the Holder; provided, however, that such permissive transfers may be implemented only upon the respective transferee's written agreement to be bound by the terms and conditions of this Agreement. During the Holdback Escrow Period, the Holders shall not pledge or grant a security interest in the shares of Parent Common Stock included in the Holdback Escrow Fund or grant a security interest in their rights under this Agreement.

(k) The Holders shall not have any rights with respect to the Additional Escrowed Shares held by the Escrow Agent pursuant to this Escrow Agreement (including, but not limited to, the right to vote such Additional Escrowed Shares) until, and only to the extent of, the distribution of Additional Escrowed Shares to the Holders. In addition, the Holders shall not be entitled to any dividends of any of kind with respect to any Additional Escrowed Shares held by the Escrow Agent; provided, however, that in the event that any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock, Parent shall deposit a sufficient number of additional shares of Parent Common Stock into the Additional Escrowed Shares Fund in order to comply with Section 2.5(d) of the Merger Agreement.

2. Indemnity Claim.

(a) Parent, acting through the Committee may make a claim for indemnification pursuant to Article VIII of the Merger Agreement or a claim for expenses incurred by the Representative and paid by Parent in accordance with Section 8.6 of the Merger Agreement (“Indemnity Claim”) against the Holdback Escrowed Shares Fund by giving notice (a “Notice”) to the Representative (with a copy to the Escrow Agent) specifying (i) the covenant, representation, warranty, agreement, undertaking or obligation contained in the Merger Agreement which it asserts has been breached or otherwise entitles Parent to indemnification, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether the Loss resulting from the Indemnity Claim may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance. The Committee also shall deliver to the Escrow Agent (with a copy to the Representative), concurrently with its delivery to the Escrow Agent of the Notice, a certification as to the date on which the Notice was delivered to the Representative.

(b) If the Representative shall give a notice to the Committee (with a copy to the Escrow Agent) (a “Counter Notice”), within thirty (30) days following the date of receipt (as specified in the Committee's certification) by the Representative of a copy of the Notice, disputing whether the Indemnity Claim is indemnifiable under Article VIII of the Merger Agreement, the parties shall attempt to resolve such dispute by voluntary settlement as provided in paragraph 2(c) below. If no Counter Notice with respect to an Indemnity Claim is received by the Escrow Agent from the Representative within such thirty (30) day period, the Indemnity Claim shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

(c) If the Representative delivers a Counter Notice to the Escrow Agent, the Committee and the Representative shall, during the period of sixty (60) days following the delivery of such Counter Notice or such greater period of time as the parties may agree to in writing (with a copy to the Escrow Agent), attempt to resolve the dispute with respect to which the Counter Notice was given. If the Committee and the Representative shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof. If the Committee and the Representative shall be unable to reach a settlement with respect to a dispute, such dispute shall be resolved by arbitration pursuant to paragraph 2(d) below.

(d) If the Committee and the Representative cannot resolve a dispute prior to expiration of the sixty (60) day period referred to in paragraph 2(c) above (or such longer period as the parties may have agreed to in writing), then such dispute shall be submitted (and either party may submit such dispute) for arbitration before a single arbitrator in New York City, New York, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The Committee and the Representative shall attempt to agree upon an arbitrator; if they shall be unable to agree upon an arbitrator within ten (10) days after the date on which the disputed matter may, under this Agreement, be submitted for arbitration, then either the Committee or the Representative, upon written notice to the other, may apply for appointment of such arbitrator by the American Arbitration Association. Subject to Section 8.6 of the Merger Agreement, each party shall pay the fees and expenses of counsel used by it and 50% of the fees and expenses of the arbitrator and of other expenses of the arbitration. The arbitrator shall render his decision within ninety (90) days after his appointment and may award costs to any of the parties if, in his sole opinion reasonably exercised, the claims made by any other party or parties had no reasonable basis and were arbitrary and capricious. Such decision and award shall be in writing and shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. Judgment may be obtained on the decision of the arbitrator so rendered in any court having jurisdiction and may be enforced in accordance with the law of the State of New York, without regard to the principles of conflict of laws therein. If the arbitrator shall fail to render his decision or award within such ninety (90) day period, either the Committee or the Representative may apply to any New York or federal court then having jurisdiction by action, proceeding or otherwise, as may be proper to determine the matter in dispute consistently with the provisions of this Agreement. The parties consent to the exclusive jurisdiction of the New York courts sitting in the County of New York for this purpose. The prevailing party (or either party, in the case of a decision or award rendered in part for each party) shall send a copy of the arbitration decision or of any judgment of the New York or federal court (as applicable) to the Escrow Agent.

(e) As used in this Agreement, “Established Claim” means any (i) Indemnification Claim deemed established pursuant to the last sentence of paragraph 2(b) above, (ii) Indemnification Claim resolved in favor of Parent by settlement of the parties pursuant to paragraph 2(c) above, resulting in a dollar award to Parent or (iii) Indemnification Claim established by the final decision of an arbitrator or the final decision of a court of competent jurisdiction pursuant to paragraph 2(d) above (in both cases after exhaustion of any appeals), which resulted in an award of damages to Parent.

(f) (i) Promptly after an Indemnity Claim becomes an Established Claim, the Committee shall deliver a notice to the Escrow Agent directing the Escrow Agent to pay to Parent, and the Escrow Agent shall pay to Parent, an amount of Holdback Escrowed Shares the value of which equals to the aggregate dollar amount of the Established Claim in accordance with Section 2(f)(ii) (or, if at such time there remains in the Holdback Escrowed Shares Fund an insufficient amount of Holdback Escrowed Shares to satisfy the full amount so payable, the full amount of Holdback Escrowed Shares remaining in the Holdback Escrowed Shares Fund).

(ii) Payment of an Established Claim shall be made in shares of Parent Common Stock in the Holdback Escrowed Shares Fund, pro rata from the account maintained on behalf of each Holder. In such event, such shares shall be valued at the Fair Market Value (as defined below) and the Escrow Agent shall promptly cause the appropriate number of shares to be transferred from the Holdback Escrowed Shares Fund to Parent, or its order, to the extent of the number of shares of Parent Common Stock in the Holdback Escrowed Shares Fund. The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in shares of Parent Common Stock in the Holdback Escrowed Shares Fund may be made notwithstanding any other agreements restricting or limiting the ability of any Holder to sell any shares of Parent Common Stock or otherwise. As used herein, “Fair Market Value” means the average reported last sales price for the Parent Common Stock for the ten (10) Trading Days ending on the last Trading Day prior to the day the Established Claim is paid.

3. Distribution.

3.1 Holdback Escrowed Shares. On the first Business Day after the termination of the Holdback Period, upon written instruction from Parent, the Escrow Agent shall distribute and pay to each Holder who has an interest in the shares of Parent Common Stock then in such Holder's account in the Holdback Escrowed Shares Fund, unless at such time there are any Indemnity Claims with respect to which Notices have been received but which have not been resolved pursuant to Section 2 hereof or in respect of which the Escrow Agent has not been notified of, and received a copy of, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, “Pending Claims”), and which, if resolved or finally determined in favor of Parent, would result in a payment to Parent, in which case the Escrow Agent shall retain, and the total amount of such distributions to such Holder shall be reduced by, such Holder’s respective portion of the “Pending Claims Reserve” (as hereafter defined). Thereafter, if any Pending Claim becomes an Established Claim, the Escrow Agent shall promptly pay to Parent an amount in respect thereof determined in accordance with paragraph 2(f) above, and to the Holder the amount by which the remaining portion of his account in the Holdback Escrowed Shares Fund exceeds such Holder’s respective portion of the then Pending Claims Reserve (determined as set forth below). If any Pending Claim is resolved against Parent, the Escrow Agent shall promptly pay to each Holder the amount by which the remaining portion of his account in the Holdback Escrowed Shares Fund exceeds such Holder’s respective portion of the then Pending Claims Reserve. Upon final resolution (after exhaustion of any appeals) of all Pending Claims, the Escrow Agent shall pay to such Holder the remaining portion of his or her account in the Holdback Escrowed Shares Fund.

As used herein, the “Pending Claims Reserve” at any time shall mean an amount of Holdback Escrowed Shares, the Fair Market Value of which shall be equal to the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims (as shown in the Notices of such Claims). In the event that the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims is in excess of the aggregate Fair Market Value of all Holdback Escrowed Shares which remain in the Holdback Escrowed Fund, then “Pending Claims Reserve” shall mean all of the Holdback Escrowed Shares remaining in the Holdback Escrowed Fund.

3.2 Additional Escrowed Shares. Each Additional Escrowed Share shall continue to be held by the Escrow Agent in the Additional Escrowed Shares Fund until the earliest of (i) the receipt by the Escrow Agent of instructions from Parent to distribute to the Holders such amount of Additional Escrowed Shares as specified in such instructions pursuant to Section 2.15(e)(i) or Section 2.15(f) of the Merger Agreement, (ii) the receipt by the Escrow Agent of instructions from Parent to deposit such amount of Additional Escrowed Shares as specified in such instructions into the Derivative Escrowed Shares Fund pursuant to Section 2.15(e)(ii) of the Merger Agreement, (iii) the receipt by the Escrow Agent of instructions from Parent to return to Parent such amount of Additional Escrowed Shares as specified in such instructions pursuant to Section 2.15(k) of the Merger Agreement or (iv) the receipt by the Escrow Agent of instructions from Parent to deposit such amount of Additional Escrowed Shares as specified in such instructions into the Holdback Escrowed Shares Fund pursuant to Section 2.13(b). Any remaining Additional Escrowed Shares shall continue to be held by the Escrow Agent until the termination of the Share Price Trigger Period.

3.3 Derivative Escrowed Shares. Derivative Escrowed Shares shall be held in the Derivative Escrowed Shares Fund until the receipt by the Escrow Agent of instructions from Parent to distribute to the Derivative Holders such amount of Derivative Escrowed Shares as specified in such instructions in accordance with Section 2.15(e)(ii) of the Merger Agreement.

3.4 Continuing Derivative Escrowed Shares. Continuing Derivative Escrowed Shares shall be held in the Derivative Escrowed Shares Fund until the receipt by the Escrow Agent of instruction from Parent to distribute to the Derivative Holders such amount of Continuing Derivative Escrowed Shares as specified in such instructions in accordance with Section 2.15(e)(iii) of the Merger Agreement or the time in which they should be returned to Parent for cancellation.

3.5 Fractional Shares. Notwithstanding anything to the contrary, no fraction of a share of Parent Common Stock will be distributed pursuant to this Escrow Agreement. In the event that the Escrow Agent is required to distribute any shares of Parent Common Stock to the Holders pursuant to the terms of this Escrow Agreement, Parent shall make available to the Escrow Agent a sufficient number of shares of Parent Common Stock in order to distribute one (1) share of Parent Common Stock to each Holder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) in lieu of such fraction of a share of Parent Common Stock.

4. Cooperation. The Escrow Agent shall cooperate in all respects with the Committee and the Representative in the calculation of any amounts determined to be payable to Parent in accordance with this Agreement.

5. No Trustee or Fiduciary Relationship.

(a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c) The Escrow Agent's sole responsibility upon receipt of any notice requiring any payment to Parent pursuant to the terms of this Agreement or, if such notice is disputed by the Committee or the Representative, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to Parent the amount specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d) The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e) The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by the Committee and the Representative. If no new escrow agent is so appointed within the sixty (60) day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court it reasonably deems appropriate.

(f) In the event of a dispute between the parties as to the proper disposition of the Escrow Fund, the Escrow Agent shall be entitled (but not required) to deliver the Escrow Fund into the United States District Court for the Southern District of New York and, upon giving notice to the Committee and the Representative of such action, shall thereupon be relieved of all further responsibility and liability.

(g) The Escrow Agent shall be indemnified and held harmless by Parent from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any third party action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Fund held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Fund or it may deposit the Escrow Fund with the clerk of any appropriate court or it may retain the Escrow Fund pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Fund are to be disbursed and delivered.

(h) The Escrow Agent shall be entitled to reasonable compensation from Parent for all services rendered by it hereunder in accordance with the fee schedule attached hereto. The Escrow Agent shall also be entitled to reimbursement from Parent for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors' and agents' fees and disbursements and all taxes or other governmental charges.

(i) From time to time on and after the date hereof, the Committee and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(j) Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6. No Implied Duties. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Merger Agreement.

7. Governing Law. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives, shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein except that issues relating to the rights and obligations of the Escrow Agent shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein. This Agreement cannot be changed or terminated except by a writing signed by the Committee, the Representative and the Escrow Agent.

8. Jurisdiction. The Committee and the Representative each hereby consents to the exclusive jurisdiction of the New York and federal courts sitting in New York County with respect to any claim or controversy arising out of this Agreement. Service of process in any action or proceeding brought against the Committee or the Representative in respect of any such claim or controversy may be made upon it by registered mail, postage prepaid, return receipt requested, at the address specified in Section 9.

9. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

A.	If to the Committee, to it at:

c/o Israel Technology Acquisition Corp.
7 Gush Etzion, 3rd Floor
Givaat Shmuel
Israel 54030
Attention: Israel Frieder, Chief Executive Officer
972-3-532-5918 telephone
972-3-532-5447 telecopy

with a copy to:

Naschitz, Brandes & Co
5 Tuval Street
Tel Aviv
Israel 67897
Attention: Aaron Lampert, Adv.
972-3-623-5000 telephone
972-3-623-5005 telecopy

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq.
Telecopier No.: 212-818-8881

B.	If to the Representative, to him at

iXi Mobile, Inc.
17 Hatidhar Street
Ra’anana
Israel 43665
Attention: Gideon Barak
972-9-747-6666 telephone
972-9-747-6600 telecopy

with a copy to:

Herzog, Fox & Neeman
Asia House, 4 Weizmann Street
Tel Aviv
Israel 64239
Attention: Alon Sahar, Adv.
972-3-692-2862 telephone
972-3-696-6464 telecopy

C.	If to the Escrow Agent, to it at:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004
Attention: Compliance Department
Telecopier No.: 212-509-5150

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq.
Telecopier No.: 212-818-8881

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

10. No Conflict. Notwithstanding anything contained herein to the contrary, in the event of any inconsistency between the terms of this Agreement and the Merger Agreement, the terms of the Merger Agreement shall prevail.

11. Miscellaneous.

(a) If this Agreement requires a party to deliver any notice or other document, and such party refuses to do so, the matter shall be submitted to arbitration pursuant to paragraph 2(d) of this Agreement.

(b) All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable to Parent.

(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

PARENT:

ISRAEL TECHNOLOGY ACQUISITION CORP.

By:/s/ Israel Frieder
Name: Israel Frieder
Title: Chairman

REPRESENTATIVE:

By:/s/ Gideon Barak
Name: Gideon Barak
Title: Chairman

ESCROW AGENT:

By:/s/ Steven Nelson
Name: Steven Nelson
Title: Chairman & President